Exhibit 4.13

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of September 19, 2003, among Columbus McKinnon Corporation, a New York corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank Trust National Association, a United States Corporation, as trustee under the Indenture referred to herein (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of July 22, 2003, providing for the issuance of 10% Senior Secured Notes due 2010 (the “Securities”);

WHEREAS, Section 9.01 of the Indenture provides that under certain circumstances the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture without notice to or consent of any Holder of the Securities;

WHEREAS, pursuant to Section 9.01(4) of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this First Supplemental Indenture in order to secure the Securities;

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee desire to amend the Indenture as set forth in Section 2 hereof; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Subsidiary Guarantors, and all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture have been complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities as follows:

SECTION 1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2. AMENDMENTS TO THE INDENTURE. The Indenture is hereby amended as follows:

(a) The definition of “Collateral Agent” in Section 1.01 of the Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” (including as Treuhänder as set out in Section 11.11(a)) hereunder and under the Security Agreements and any successor thereto in such capacity.”

(b) The first sentence of clause (a) of Section 11.11 is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) The Trustee is hereby appointed and shall initially act (i) as Collateral Agent under New York law and, (ii) with respect to the German Security Documents set forth in clause (d) below, as Treuhänder (Collateral Agent) under German law. The Trustee shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion.”

(c) Section 11.11 is further amended by adding to the end thereof the following clause (d):

“(d) The Collateral Agent in its capacity as Treuhänder shall execute and deliver, and Audubon Europe S.ár.l. shall execute and deliver, a Share Pledge Agreement (Geschäftsanteilsverpfaendungsvertrag) and, in connection therewith, a Parallel Debt Agreement (collectively, the “German Security Documents”) relating to certain shares which are being pledged by Audubon Europe S.ár.l., and to execute any other security documents or related documentation which the Company and the Collateral Agent or Trustee shall see fit. Any funds received by the Collateral Agent under the German Security Documents or other security documents or related documentation shall be forwarded by the Collateral Agent to the Trustee without delay and shall be deemed for purposes of this Indenture and the Securities to have been received by the Trustee in its capacity as Trustee directly.”

(d) Section 22 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, the appointment of the Trustee as Treuhänder under clause (ii) of the first sentence of Section 11.11 (a) hereof is made under, and shall be construed in accordance with, German law.”

SECTION 3. EFFECTIVENESS AND EFFECT.

(a) This First Supplemental Indenture shall take effect on the date hereof (the “Effective Date”).

(b) As of the Effective Date, the Indenture shall be modified and amended in accordance with the provisions of this First Supplemental Indenture, and all the terms and conditions of the Indenture and this First Supplemental Indenture shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this

First Supplemental Indenture will control. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this First Supplemental Indenture. The Indenture, as modified and amended by this First Supplemental Indenture, is hereby ratified and confirmed in all respects and shall be binding upon all Holders.

SECTION 4. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provisions of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be modified or excluded, the provision of the TIA shall be deemed to (i) be applicable to the Indenture as so modified or (ii) be excluded by this First Supplemental Indenture, as the case may be.

SECTION 5. SEVERABILITY. In the event any provision of this First Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6. SUCCESSORS. All covenants and agreements in this First Supplemental Indenture of the Company, the Subsidiary Guarantors and the Trustee shall bind their successors and assigns, whether so expressed or not.

SECTION 7. NEW YORK LAW TO GOVERN. This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, as applied to contracts made and performed with in the State of New York, without regard to principles of conflicts of law.

SECTION 8. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 9. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not explicitly provided for herein.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COLUMBUS MCKINNON CORPORATION

By:	/s/ Robert L. Montgomery, Jr.

Name:	Robert L. Montgomery, Jr.
Title:	Executive Vice President and Chief Financial Officer

AUDUBON EUROPE S.ár.l.

By:	/s/ Robert L. Montgomery, Jr.

Name:	Robert L. Montgomery, Jr.
Title:	Manager—A Category

AUDUBON WEST, INC.

By:	/s/ Robert L. Montgomery, Jr.

Name:	Robert L. Montgomery, Jr.
Title:	Vice President and Treasurer

CRANE EQUIPMENT & SERVICE, INC.

By:	/s/ Robert L. Montgomery, Jr.

Name:	Robert L. Montgomery, Jr.
Title:	Vice President and Treasurer

YALE INDUSTRIAL PRODUCTS, INC.

By:	/s/ Robert L. Montgomery, Jr.

Name:	Robert L. Montgomery
Title:	Vice President and Treasurer

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ James E. Murphy

Name:	James E. Murphy
Title:	Vice President